EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Primo Water Corporation of our reports dated March 16, 2015, relating to our audits of the consolidated financial statements and internal control over financial reporting, which appear in the Annual Report on Form 10-K of Primo Water Corporation for the year ended December 31, 2014.

/s/ McGladrey LLP

Raleigh, North Carolina
May 6, 2015